Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock of Guided Therapeutics, Inc. is filed jointly, on behalf of each of them.

Rosalind Advisors, Inc.
By:	/s/ Steven Salamon
Name: Steven Salamon
Title: President

Rosalind Master Fund L.P.
By:	/s/ Mike McDonald
Name: Mike McDonald
Title: Director, Rosalind (Cayman) Ltd. (as General Partner to Rosalind Master Fund)

By:	/s/ Steven Salamon
Name: Steven Salamon